Nieuwejaarskraal (original)

S:\Elize\Agreement\Rockwell\Saxendrift BEE\ROCK2 EB1 Nieuwejaarskraal Shareholders Agr.doc
EVB\ea
02.10.08

SHAREHOLDERS' AGREEMENT

amongst

ROCKWELL RESOURCES RSA (PROPRIETARY) LIMITED

AFRICA VANGUARD RESOURCES (PROPRIETARY) LIMITED

and

NIEUWEJAARSKRAAL (PROPRIETARY) LIMITED

TABACKS

TABLE OF CONTENTS

1. PARTIES 1
2. INTERPRETATION 1
3. INTRODUCTION 8
4. CONDITION PRECEDENT 9
5. COMMENCEMENT AND DURATION 9
6. SHARE CAPITAL 10
7. BOARD OF DIRECTORS 10
8. BOARD MEETINGS 12
9. SHAREHOLDERS' MEETINGS 15
10. RESTRICTED MATTERS AND DEFAULT MATTERS 17
11. SHAREHOLDER FUNDING AND CLAIMS 21
12. INVOLUNTARY DISPOSAL OF SHARES 22
13. DETERMINATION OF FAIR VALUE 23
14. DEADLOCK 25
15. LOCK-UP ARRANGEMENTS 28
16. COME-ALONG AND TAG-ALONG 32
17. ROCKWELL RSA 33
18. PRE-EMPTIVE RIGHTS 34
19. ANNOUNCEMENTS 38
20. GUARANTEES, SURETYSHIPS AND INDEMNITIES 38
21. ACCOUNTING AND DIVIDEND POLICIES 39
22. GENERAL CORPORATE AND STATUTORY MATTERS 40
23. VOTING SUPPORT 41
24. INCONSISTENCY BETWEEN THIS AGREEMENT AND THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANIES 41

25. CONFIDENTIALITY 41

26. DISPUTE RESOLUTION 43

27. RELATIONSHIP OF THE PARTIES 45

28. BREACH 46

29. DOMICILIUM 46

30. COSTS 48

31. GOVERNING LAW 48

32. COUNTERPARTS 48

33. GENERAL 49

"Board"	the board of directors of the Company from time to time
"Business Day"	any day other than a Saturday, or a Sunday or a day which from time to time is proclaimed a public holiday in the RSA
"Charter"	the Broad-Based Socio-Economic Empowerment Charter for the South African Mining Industry, dated 11 October 2002, developed in terms of the provisions of Section 100(2)(a) of the MPRDA
"Companies Act"	the Companies Act 61 of 1973 as may be amended or substituted from time to time
"Company"	Nieuwejaarskraal (Proprietary) Limited, registration number 205/041175/07
"Default Matters"	all matters referred to in 10.3
"Directors"	the directors for the time being of the Company
"Effective Date"	the date that the Sale Agreement takes effect

"Empowerment Criteria" all criteria of whatsoever nature and howsoever arising concerning and/or relevant to and/or applicable in respect of the assessment and/or measuring of whether any person (whether natural or otherwise) is or constitutes an historically disadvantaged person and/or complies with prescribed and/or necessary elements of Empowerment, including (without limitation) all requirements of any statute, regulation, ordinance, code, by-law, rule, practice or custom (whether legally enforceable or otherwise) prescribed and/or recommended from time to time in respect of and/or concerning and/or relating to Empowerment, by Government (whether national, provincial and/or local) and/or by any influential entity and/or association of persons (including, without limitation, all trade unions, trade organisations and/or other associations of persons) and relating, whether directly or indirectly, to the Company and/or to the business of the Company, and whether of general

application and/or of application only to the sector of the economy and/or the business environment within which the Company carries on its business and/or the business of the Company, and (without limitation) applying in respect of and/or relating to:

1. the registered and/or beneficial ownership of shares in any company; and/or

2. the management and strategic control, whether direct or indirect, of any company, corporation, society, firm and/or other legal entity (collectively the "Entity"); and/or

3. the financial and/or other participation, whether directly or indirectly, in any Entity by women, disabled persons and/or other disadvantaged persons; and/or

4. any other matter, circumstance or thing which may from time to time be relevant to and/or affect

	Empowerment and its practical application and/or implementation
"Exchange Agreement"	the Exchange Agreement between AVR and RDI
"JSE"	the JSE Limited, registration number 2005/022939/06
"MPRDA"	the Mineral and Petroleum Resources Development Act, 2002 (Act 28 of 2002) as amended from time to time
"Parties"	collectively Rockwell RSA, AVR and the Company, and "Party" shall refer to any one of them or their permitted successors-in-title as the context requires
"RDI"	Rockwell Diamonds Incorporated, a company duly incorporated and registered in terms of the laws of British Columbia, Canada and whose shares are listed on the TSX Exchange and the JSE

"RDI Shares"	ordinary shares in the share capital of RDI listed on the JSE
"Restricted Matters"	those matters referred to in 10
"Rockwell RSA"	Rockwell Resources RSA (Proprietary) Limited, a company duly incorporated and registered in terms of the laws of the RSA under registration number 2005/023297/07
"RSA"	Republic of South Africa
"Sale Agreement"	the sale of shares and claims agreement to be conducted between Rockwell RSA and AVR
"Sale Interest"	in respect of each Shareholder, all of the shares beneficially held by such Shareholder and all amounts owing from whatever cause by the Company to such Shareholder from time to time
"Shareholders"	a shareholder registered as a member of the Company in the share register from time to time

2.5.3 the singular includes the plural and *vice versa*.

2.6 Where any term is defined within the context of any particular section in this Agreement, the term so defined, unless it is clear from the section in question that the term so defined has limited application to the relevant section, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that the term has not been defined in this interpretation section.

2.7 When any number of days is prescribed in this Agreement, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a Saturday, Sunday or public holiday, in which case the last day shall be the next succeeding day which is not a Saturday, Sunday or public holiday.

2.8 Expressions defined in this Agreement shall bear the same meanings in schedules or annexures to this Agreement which do not themselves contain their own conflicting definitions.

3. **INTRODUCTION**

3.1 The Parties (other than the Company) wish to co-operate as long-term investors in the development and expansion of the businesses conducted by the Company.

3.2 The Parties wish to regulate in writing their relationship, both as between the Shareholders of the Company *inter se*, and as between the Company

and its Shareholders, upon the terms and conditions set out in this Agreement.

4. **CONDITION PRECEDENT**

4.1 This entire Agreement (save for 1, 2, this 4, 5, 25 to 33 (inclusive) which shall be of immediate force and effect) is subject thereto that the Sale Agreement and the Exchange Agreement shall have been entered into simultaneously with this Agreement and become unconditional, save for the condition that this Agreement shall have become unconditional by no later than 2 October 2008.

4.2 The Parties shall, where it is within their power to do so, use their reasonable commercial endeavours to procure the fulfilment of the condition as soon as possible after the Signature Date.

4.3 If the condition is not fulfilled by the date specified in 4.1 above, this Agreement (save for 1, 2, 4.2, 5, 25 to 33 (inclusive) which shall be of immediate force and effect) shall lapse and be of no force or effect and no Party shall have any claim against the other for anything done hereunder or arising hereout.

5. **COMMENCEMENT AND DURATION**

This Agreement shall notwithstanding the Signature Date take effect on the Effective Date and remain in full force and effect and be binding on each of the

Parties for so long as such Party shall be and remain a Shareholder of the Company.

6. **SHARE CAPITAL**

6.1 As at the Signature Date:

6.1.1 the authorised share capital of the Company is R1 000, divided into 1 000 ordinary shares of R1,00.

6.1.2 the issued share capital is R100 divided into 100 ordinary shares of R1,00 each.

6.1.3 the sole shareholder shall be Rockwell RSA.

6.2 Upon the implementation of the Sale Agreement on the Effective Date, the Shareholding of the Company shall be as follows:

6.2.1 Rockwell shall own 74 ordinary shares constituting 74% of the entire issued share capital of the Company; and

6.2.2 AVR shall own 26 ordinary shares constituting 26% of the entire issued share capital of the Company.

7. **BOARD OF DIRECTORS**

7.1 The Board of the Company shall consist of not more than 5 Directors of whom:

7.1.1 Rockwell shall be entitled to appoint 3 Directors; and

7.1.2 AVR shall be entitled to appoint 2 Directors.

7.2 Any Party entitled to appoint a Director shall be entitled to remove any of their respective appointees to the Board and to replace any Director who is so removed or who ceases for any other reason to be a Director of the Company.

7.3 All appointments and removals of Directors or alternate Directors of the Companies shall be by written notice to the Company and to the other Shareholders from the Party by whom such appointment or removal is being effected.

7.4 The Directors of the Company (other than an alternate Director) shall be entitled to appoint and remove any person (whether or not such person is himself a Director) as an alternate Director to act in his place and in his absence. A person may be appointed as alternate to represent more than 1 Director and any person so appointed as an alternate Director shall have a separate vote on behalf of each Director he is representing in addition to his own vote (if any) as Director. An alternate Director, whilst acting in the place of a Director who appointed him shall in his absence, exercise and discharge all the duties and functions of the Director or Directors he represents. The appointment of an alternate Director shall cease on the happening of any event which, if he were a Director, would cause him to cease to hold office as a Director of the Company or if the Director who

appointed him ceases to be a Director, or gives notice to the Company that the alternate Director representing him shall have ceased to be his alternate Director.

7.5 The appointment of a Director or an alternate Director shall cease automatically upon the Shareholder who was responsible for his appointment ceases to be a Shareholder.

7.6 Unless unanimously agreed by the Board, the Directors shall not be entitled to any remuneration.

8. **BOARD MEETINGS**

The Directors shall procure that unless otherwise agreed amongst them in writing:

8.1 the Board will meet from time to time for the dispatch of business but in any event not less than once every 6 months at such place as the Directors may from time to time decide and, save as specifically provided in this Agreement, may regulate its meetings and the manner of conducting its business as it may deem fit;

8.2 notices of and the agenda and Board papers for all Board meetings shall be given to the Directors and their alternates at their respective addresses notified to the Company from time to time, at least 5 Business Days (or such shorter period as may be agreed in writing by the Directors, or their alternates, as the case may be) prior to the day on which the meeting is to

be held. In addition to any other method for calling Board meetings as may be provided in the articles of association of the Company or the Companies Act, meetings of the Board may be called by any Director subject always to due compliance with the provisions of this 8;

8.3 a quorum for all Board meetings shall be 2 Directors present at the commencement and throughout the meeting, at least one of whom shall be a Director appointed by AVR. If a quorum is not present within 15 minutes of the commencement of the meeting, the meeting in question will stand adjourned to the same venue at the same time and on the same day in the following week or, if that day is not a Business Day, then to the immediately following Business Day. Notice of such adjournment shall be given to the Directors and their alternates. If at such adjourned meeting, a quorum is not present within 15 minutes of the commencement of such adjourned meeting, those Directors present at such adjourned meeting shall constitute a quorum for conducting all the business for which the meeting was originally convened save for any business which is a Restricted Matter, in which circumstances the meeting shall be dissolved;

8.4 subject to any provision to the contrary, all resolutions of the Board shall be taken by majority vote of all of the Directors present and voting at each meeting of the Board, it being recorded that each Director shall be entitled to exercise one vote;

8.5 the chairperson shall not have a casting vote;

8.6 subject to the provisions of 10, a resolution in writing circulated to all the Directors and signed by Directors, sufficient to form a quorum, shall be as valid and effectual as if passed at a duly called and constituted Board meeting. Any such resolution may consist of several documents in like form, each signed by one or more of such Directors. Unless the contrary is stated therein, any such resolution shall be deemed to have been passed on the date on which it was signed by the Director last signing it. A fax of a resolution signed by a Director or his alternate shall be acceptable evidence that such resolution has been signed by the Director whose signature appears on the fax; provided that such director or alternate shall have signed the original copy of the resolution and such original copy shall be retained in the records of the Company;

8.7 provided proper notice as contemplated in this Agreement has been given or waived, meetings of the Board and all committees of the Board may be held by means of such telephone, video, electronic or other communication facility as permits all persons participating in the meeting to communicate with each other simultaneously and instantaneously;

8.8 minutes of Board meetings will be prepared by the secretary of the Company and such minutes will be circulated to all members of the Board within 14 days after the conclusion of each meeting and shall be tabled for approval at the next following Board meeting.

9. **SHAREHOLDERS' MEETINGS**

9.1 Subject to the provisions of the Companies Act in relation to special resolutions, a quorum for all Shareholders' meetings of the Company (including any adjournments thereof) shall be not fewer than 2 members present in person or by proxy, provided that and only for so long as AVR remains a member of the Company and holding a 16% Shareholding in the Company, it shall be so present in person or by proxy.

9.2 The provisions of 8.2 shall be *mutatis mutandis* applicable to the meetings of Shareholders.

9.3 If a quorum is not present within 30 minutes of the commencement of the meeting, the meeting in question shall be adjourned to the same venue on the same day in the following week, or if that day is not a Business Day, then to the immediately following Business Day. Notice of such adjournment shall be given to the Shareholders. If at such adjourned meeting, a quorum is not present within 30 minutes of the commencement of such adjourned meeting, the Shareholders present at such adjourned meeting shall constitute a quorum for conducting all the business for which the meeting was originally convened.

9.4 The chairperson of a Shareholders' meeting shall be the chairman of the Board or in his absence a Director appointed for that purpose by majority vote of the Shareholders present at the meeting.

9.5 A resolution in writing circulated to all the Shareholders and signed by all of them shall be as valid and effectual as if such resolution had been passed at a Shareholders' meeting duly convened and held. Any such resolution may consist of several documents in like form, each signed by one or more of the Shareholders. Unless the contrary is stated therein, any such resolution shall be deemed to have been passed on the date of the latest signature by the Shareholders signing such resolution. A facsimile copy of the resolution signed by a Shareholder shall be acceptable evidence that such resolution has been signed by the Shareholder whose signature appears on that facsimile; provided always that such Shareholder shall have signed the original copy of the resolution and such original copy shall be retained in the records of the Company as specified in the Companies Act. Should a written resolution circulated to all Shareholders not be signed by all the Shareholders, such resolution shall be of no force or effect and the matter or matters which are the subject of such written resolution shall be referred to a Shareholders' meeting for consideration.

9.6 Provided proper notice as contemplated in this Agreement has been given or waived, meetings of Shareholders may be held by means of such telephone, video, electronic or other communication facility as permits all Shareholders participating in the meeting to communicate with each other simultaneously and instantaneously.

10. **RESTRICTED MATTERS AND DEFAULT MATTERS**

10.1 Notwithstanding anything to the contrary contained herein and/or the Company's articles of association, none of the following actions may be taken or done or allowed to be taken and done (and the Parties, insofar as they are legally able, shall procure that none of the following actions are taken or done) with respect to the Company and whether at a Board or Shareholders' meeting, without the prior written consent of Shareholders collectively holding 76% of the votes exercisable by Shareholders at such meeting:

10.1.1 the creation, allotment of shares or debentures or any other security convertible into equity;

10.1.2 the issue of any warrants or options with respect to shares in the Company;

10.1.3 any repurchase by the Company of its own shares;

10.1.4 any alteration of the share capital of the Company;

10.1.5 any alteration in or to the memorandum and/or articles of association of the Company;

10.1.6 the acquisition of any existing business undertaking or activity, whether by way of the acquisition of the assets or the undertaking

thereof or indirectly by the purchase of equity in any company or corporation or otherwise howsoever;

10.1.7 the disposal by the Company of any material asset or the acquisition of any asset of a material nature;

10.1.8 the dissolution or discontinuance of all or a material part of the Company's business or the cession, permanent suspension or abandonment of any substantial part of the business of the Company;

10.1.9 the issue of shares or debentures or any other security convertible into equity;

10.1.10 the provision of any guarantee, suretyship or indemnity for the liabilities of a third party; and/or

10.1.11 the conclusion of any composition or compromise with the creditors of the Company (including for purposes of any *bona fide* amalgamation or reconstruction of the Company).

10.2 If a resolution concerning any of the Restricted Matters referred to in this 10 has been rejected at any duly constituted meeting of the Shareholders on more than 2 occasions, same shall not be capable of resolution and shall not be raised for consideration until the next succeeding annual general meeting.